SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: Peak Income Plus Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	225 Pictoria Drive, Suite 450 Cincinnati, OH 45246

TELEPHONE NUMBER:	513-869-4265

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:	THE CORPORATION TRUST COMPANY Corporation Trust Center, 1209 Orange St. Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes	/ /No

[Remainder of Page Intentionally Left Blank]

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Cincinnati and State of Ohio on this 2nd day of June 2022.

PEAK INCOME PLUS FUND

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David R. Carson*	Interested Trustee	June 2, 2022
David R. Carson

/s/ Martin R. Dean	President and Chief Executive Officer	June 2, 2022
Martin R. Dean
/s/ Zachary Richmond	Treasurer and CFO	June 2, 2022
Zachary Richmond
/s/ Daniel J. Condon*	Trustee	June 2, 2022
Daniel J. Condon

/s/ Gary E. Hippenstiel*	Trustee	June 2, 2022
Gary E. Hippenstiel

/s/ Stephen A. Little*	Trustee	June 2, 2022
Stephen A. Little

/s/ Ronald C. Tritschler*	Trustee	June 2, 2022
Ronald C. Tritschler

/s/ Kenneth G.Y. Grant*	Trustee	June 2, 2022
Kenneth G. Y. Grant

/s/ Catharine Barrow McGauley*	Trustee	June 2, 2022
Catharine Barrow McGauley

/s/ Freddie Jacobs, Jr. *	Trustee	June 2, 2022
Freddie Jacobs, Jr.

*By:	/s/ Cassandra W. Borchers
Name: Cassandra W. Borchers
Date: June 2, 2022
Title: Attorney-in-Fact – Pursuant to Powers of Attorney

Attest:	/s/ Elisabeth Dahl
Elisabeth Dahl, Secretary